UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          September 22, 2010

LOTUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32581	20-0507918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 Cheng Zhuang Road, Feng Tai District, Beijing 100071 People’s Republic of China	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	86-10-63899868

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Effective September 22, 2010, Lotus Pharmaceuticals, Inc. (the "Company") appointed Yan Zeng as its Chief Financial Officer. Mr. Hon Yung Kwon, the prior Chief Financial Officer, resigned as of September 22, 2010 for personal reasons. Mr. Kwon had no disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure, auditing scope and procedure or internal controls. Yan Zeng had served as Chief Financial Officer prior to Mr. Kwon's service. Biographical information with respect to Ms. Zeng is disclosed in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2009.

In addition, effective September 22, 2010, Mr. Xing Shen, the former Special Assistant to the CEO, was appointed as Vice President of Corporate Development. Mr. Shen will be responsible for the Company's strategic business development and investor relations. From July 2009 through September 2010, Mr. Shen served as Special Assistant to the Chief Executive Officer, where he performed special projects for the Company. From July 2006 through May 2009, Mr. Shen was an associate equity analyst for RBC Capital Markets, where he co-covered approximately 30 companies in the biotech industry. Mr. Shen received a Masters of Business Administration in 2006 and a Doctorate in Molecular Cancer Biology in 2000 from Duke University. Mr. Shen received a Master of Science in plant molecular biology from Peking University in 1995 and a Bachelor of Science in Virology from Wuhan University in 1992. Mr. Shen has received Series 7, 63, 86 and 87 licenses from Finra and is a Chartered Financial Analyst (CFA) level one candidate.

Item 8.01 Other Events.

On September 23, 2010, Lotus Pharmaceuticals, Inc. issued a press release announcing the appointment of Ms.Yan Zeng and Mr. Xing Shen. The full text of the press release issued in connection with this announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued by Lotus Pharmaceuticals, Inc. on September 23, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOTUS PHARMACEUTICALS, INC.

Date: September 24, 2010	By: /s/ Liu Zhongyi Name: Liu Zhongyi Title: Chairman and Chief Executive Officer